THIS AGREEMENT is dated for reference October 18, 2004

BETWEEN:

DEREK OIL & GAS CORPORATION (formerly, Derek Resources Corporation) a British Columbia Company, of Suite 1201, 1111 West Hastings Street, Vancouver, BC V6E 2J3;
( “Derek”)

AND:

ALLEN WILSON, of 3035 West 2nd Avenue, Vancouver, British Columbia
(“Wilson”)

WHEREAS:

A.

For the period from June, 2000 through March, 2002, Wilson provided financial assistance to Derek by way of arranging for the private placement sale of shares of Derek and arranging for loans to Derek from time to time, for which Wilson may not have been adequately compensated;

B.

In March, of 2002, Wilson assisted in raising further financing for Derek in the amount of  Six Hundred Thousand U.S. ($600,000.00US) Dollars as part of an aggregate US$2,000,000 convertible debenture financing undertaken by Derek; and

C.

By letter dated March 27, 2002 directed to Wilson, Derek agreed, in consideration of Wilson's past efforts in raising funds for Derek and in further consideration of Wilson's assisting in the completion of the full $2,000,000 debenture offering and Wilson's agreement to assist in future financing, that Derek would assign to Wilson a 0.42% gross overriding royalty ("GOR") over Derek's Lak Ranch oil and gas leases; and

D.

The full debenture funding of US$2,000,000 was not completed and, accordingly, the 0.42% GOR was not assigned  by Derek to Wilson;

E.

Wilson has represented to Derek that he has the ability to assist Derek in further fund raisings through institutional or accredited investors in the United Kingdom and Europe;

F.

Derek and Wilson have agreed that in consideration of Wilson raising, or causing to be raised, a minimum of Four Hundred Thousand Canadian ( $400,000.00 Cdn.) Dollars in new financing for Derek through institutional or accredited investors, that Derek will, upon the completion of such financing, assign to Wilson a 0.42% GOR over its Lak Ranch oil and gas leases, the assignment of such GOR to be in full and final satisfaction of any obligations existing between Derek and Wilson with respect to Wilson's fund raising efforts on  Derek's behalf;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

 Interpretation

This Agreement and all matters arising hereunder will be governed by, construed and enforced in accordance with the laws of the Province of British Columbia.

2.

Engagement

Derek hereby engages Wilson as a finder to assist Derek in raising funds in the United Kingdom and in Europe from institutional and sophisticated investors.

3.

Term

(a)

Subject to prior termination in accordance with Section 10, this Agreement will be effective October      , 2004 and will remain in full force and effect up to and including March     , 2005; and

(b)

If Derek wishes to engage Wilson after the term of this Agreement has expired, all work performed will be completed on a month-to-month basis at a remuneration to be further negotiated between Wilson and Derek.

4.

Remuneration

In consideration of Wilson's assisting Derek in raising a minimum of Four Hundred Thousand Canadian ($400,000.00 Cdn.) Dollars by way of private placement, convertible debenture or other equity participation in Derek on terms acceptable to Derek and to the regulatory authorities having jurisdiction over the affairs of Derek, Derek will, upon completion of such financing, transfer and assign to Wilson a 0.42% GOR over Derek's Lak Ranch oil and gas leases.  Wilson and Derek acknowledge and agree that the assignment of the said 0.42% GOR to Wilson by Derek shall constitute a full and final settlement of any and all claims which Wilson or Derek may have, each against the other.

5.

Expenses

Wilson shall be solely responsible for all expenses and disbursements in connection with the performance of his duties under this Agreement.

6.

Representations and Warranties of Derek

Derek hereby represents and warrants to Wilson that:

(a)

Derek is a duly incorporated company pursuant to the provisions of  the Business Corporations Act (British Columbia) and is in good standing in the office of the Registrar of Companies in the Province of British Columbia with respect to the filing of annual returns;

(b)

The common shares in the capital of Derek are listed and posted for trading on the TSX Venture Exchange;

(c)

Derek is not in default of any of the terms and conditions of the listing agreement made between Derek and the TSX Venture Exchange and, to the best of Derek’s knowledge, information and belief, Derek has complied with all of the rules and policies of the TSX Venture Exchange;

(d)

To the best of Derek’s knowledge, information and belief, Derek has complied with the continuous disclosure requirements as set out in the Securities Act (British Columbia);

(e)

The execution and delivery of this Agreement has been duly authorized by all required corporate action on behalf of Derek.

7.

Representations and Warranties

Wilson hereby represents and warrants to Derek that:

(a)

Wilson will ensure that any and all fund raising activities provided to Derek will be in compliance with the securities laws of the jurisdiction in which such activities are conducted and that such activities will be conducted in accordance with the policies of the TSX Venture Exchange;

(b)

Wilson is knowledgeable with respect to securities laws and regulations with respect to fund raising activities in the United Kingdom and Europe and the Policies of the TSX Venture Exchange and will seek instructions from Derek’s advisors if deemed necessary by Derek or Wilson; and

(c)

While this Agreement is in effect, Wilson will summarize in writing any and all fund raising activities provided or planned to be provided to Derek as periodically requested by Derek.

8.

Covenants of Derek

Derek hereby covenants and agrees with Wilson that:

(a)

During the term of this Agreement, Derek will promptly advise Wilson of:

(i)

any material change in the business or affairs of Derek;

(ii)

any cease trade order or trading halt made or imposed upon Derek, any of the directors, senior officers or insiders of Derek by any commission, exchange, governmental or self-regulatory body having jurisdiction over Derek and its affairs;

(b)

Derek will deliver to Wilson copies of all annual financial statements, quarterly reports, news releases, material change reports and other documentation required to be filed by Derek with the TSX Venture Exchange or other regulatory body having jurisdiction over Derek’s affairs within ten (10) business days of the date such documents are to be filed by Derek; and

(c)

Derek will advise its directors, senior officers and senior employees not to disclose to Wilson any confidential information pertaining to Derek’s business and affairs until Derek has complied with any applicable continuous disclosure requirements in force.

9.

Covenants of Wilson

Wilson covenants and agrees with Derek that:

(a)

In performing his duties hereunder, he will comply with all applicable securities legislation and regulations;

(b)

No use may be made of confidential information relating to Derek’s business and affairs until Derek has complied with the continuous disclosure requirements applicable to it;

(c)

Wilson will not disclose the private affairs of Derek or any secrets of Derek to any persons other than the board of directors of Derek or as may be required by the laws of Canada or any province therein; and

(d)

Wilson will act in the best interests of Derek and will not make any misrepresentations whatsoever with respect to Derek’s business and affairs.

10.

Termination of Agreement

(a)

This Agreement will terminate on the earlier of March

, 2005 or the day which is thirty (30) days after the day either Derek or Wilson gives written notice of termination to the other party.

(b)

Termination of this Agreement shall not operate to relieve either party of any obligation on the part of that party which arose before the date of notice of termination.

11.

Return of Materials

Upon the expiration of the term of this Agreement or earlier termination of this Agreement in accordance with Section 10 hereof, Wilson will return to Derek all materials in its possession which have been delivered to it by Derek.

12.

General

(a)

Time of Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

(b)

Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

(c)

Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written between the parties with respect to the subject matter hereof and, in particular, the letter agreement referenced in recital C hereof, a copy of which is annexed as Schedule "A".

(d)

 Further Assurances

Each of the parties hereto covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

(e)

Notices

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or mailed, postage prepaid, addressed to the parties at their addresses first set forth above or to such other address as may be given in writing by Derek and will be deemed to have been received, if delivered, on the date of delivery and, if mailed as aforesaid within Canada, then on the fifth business day following the posting thereof, provided that if there will be, between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice will only be effective if actually delivered.

(f)

Severability of Clauses

In the event that any provisions of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(g)

Assignment

This Agreement will not be assignable by either of the parties hereto.

(h)

Execution in Counterpart

This Agreement may be executed in counterpart, each of which such counterparts, notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original and all of which will constitute on e and the same agreement, effective as of the reference date given above.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

EXECUTED BY DEREK OIL & GAS CORPORATION in the presence of: Authorized Signatory	) ) ) ) )

EXECUTED BY ALLEN WILSON in the presence of :	) ) ) ) ) ) ) ) )	ALLEN WILSON

c:\data\d\derek\agmt\finder's fee agmt - jeffs - wilson.doc

SCHEDULE "A"

c:\data\d\derek\agmt\finder's fee agmt - jeffs - wilson.doc